Exhibit 99.1

February 11, 2004
Press Release
SOURCE: H&E Equipment Services L.L.C.
 H&E Equipment Services Amends Senior Secured Credit Facility

        BATON ROUGE, LA., February 11, 2004/news/—H&E Equipment Services L.L.C. ("H&E" or the "Company"), announced today that it has amended the credit agreement governing the Company's senior secured credit facility. The amendment was undertaken to take advantage of the Company's strong asset base, providing additional liquidity.

        "We believe a significant portion of the underlying value of the Company lies in the quality of our assets, primarily our rental fleet. When the financial covenants were established in June 2002, the extent of the challenging economic times affecting our industry in 2003 was uncertain. Consequently, the financial covenants restricted the Company's liquidity, despite having excess collateral value of Company assets. This amendment to the senior secured credit facility significantly improves the Company's overall liquidity and provides operating flexibility," said Lindsay Jones, Chief Financial Officer.

        "The complete amendment was included in the Company's Form 8-K, filed with the Securities and Exchange Commission on February 11, 2004. Principally, the amendment provides for the elimination of the maximum leverage ratio covenant, increases the adjusted maximum leverage ratio covenant to 5.8x for each quarter in the first year; 5.7x for each quarter in the second year, 5.4x for each quarter in the third year, 5.3x for each quarter in the fourth year, and 5.2x for each quarter in the fifth year. The minimum adjusted interest coverage ratio is set at 1.25x for each quarter in 2004 and 2005, 1.35x for each quarter in 2006 and 2007, and 1.40x for each quarter in 2008 and through the remaining term of the agreement. The amendment extends the maturity date of the senior secured credit facility to February 2009. The Company agreed to provide a $10 million asset block (in addition to the $20 million asset block already in place) and reduce the advance rate on rental fleet assets from 80 percent to 75 percent of the orderly liquidation value. The Company paid a loan amendment fee of $0.8 million that will be amortized over the remaining term of the loan," said Mr. Jones

        Mr. Jones continued, "In the most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003, we reported the October 31, 2003 balance outstanding on the senior secured credit facility was $52.8 million with $24.3 million in standby letters of credit. Based on the Company's financial covenants and taking into account the standby letters of credit outstanding, availability under the senior secured credit facility was approximately $26 million as of October 31, 2003. Had this credit agreement amendment been in place at October 31, 2003, the Company would have had availability of $72.9 million under the senior secured credit facility."

About H&E Equipment Services L.L.C.

        H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 41 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces. In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support. This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. The Company generates a significant portion of its gross profit from parts sales and service revenues. Refer to the Form 10-K for December 31, 2002, filed on April 14, 2003 and to Form 10-Q filed on November 14, 2003.

Forward Looking Statements

        Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Important factors that could cause actual results to differ materially include the Company's substantial debt levels, the level of market demand for rental equipment, competitive pressures, and other specific factors discussed in other releases and SEC filings by the Company. As a result, no assurances can be as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.